Exhibit L

On page C-5 of Annex C of the Prospectus Supplement dated January 10, 2005 (the "Prospectus Supplement"), in the first row, the third column of the table, the fifth ISIN code from the bottom, which is XS0179665466, is incorrect. The correct ISIN code is XS0179656466.

On page C-6 of Annex C of the Prospectus Supplement, certain information relating to Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 36), is incorrect. The correct information is the following:

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 36)	Japanese yen	XS0064910812	8,000.00	100.00%	8,000.00	439.07	8,439.07	1.05488

On page C-7 of Annex C of the Prospectus Supplement, certain information relating to Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 40) and Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 38), is incorrect. The correct information is the following:

Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 40)	Japanese yen	XS0066125559	7,000.00	100.00%	7,000.00	325.19	7,325.19	1.04646
Letras Externas, Japanese yen 7.4% due 2006 (EMTN Series 38)	Japanese yen	XS0065490988	8,000.00	100.00%	8,000.00	404.53	8,404.53	1.05057

January 27, 2005